Exhibit 2.2

EXECUTION VERSION

SETTLEMENT AGREEMENT dated as of July 13, 2005 (this “Agreement”), between TIME WARNER INC. (“Seller”) and WMG ACQUISITION CORP. (“Purchaser”).

WHEREAS Seller and Purchaser have entered into a Purchase Agreement dated as of November 24, 2003, as amended on February 29, 2004 (as so amended, the “Purchase Agreement”), pursuant to which Seller sold to Purchaser, and Purchaser purchased from Seller, the Warner Businesses;

WHEREAS Purchaser delivered an Adjustment Notice of Disagreement to Seller on July 2, 2004, pursuant to Section 6.15(b) of the Purchase Agreement;

WHEREAS Seller and Purchaser desire to resolve in writing all differences they have with respect to the matters specified in the Adjustment Notice of Disagreement; and

WHEREAS Seller and Purchaser desire to resolve certain differences they have with respect to the valuation and allocation of the Liabilities relating to the Seller Employee Plans under Section 5.01(b) of the Purchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Agreement of the Parties

SECTION 1.01. Payment. Seller agrees to pay to Purchaser, within 10 business days of the date hereof, the amount of $11,731,564.46 representing the full satisfaction of Seller’s obligation pursuant to Sections 6.15(c), 6.15(d), 6.15(f) and 6.15(g) of the Purchase Agreement with respect to all Adjustment Items or interest thereon.

SECTION 1.02. Final and Binding Adjustment Statement. Each of Seller and Purchaser agrees that the statement attached hereto as Exhibit A shall constitute the final and binding Adjustment Statement and that this Agreement shall constitute the resolution in writing of all differences with respect to the matters specified in the Adjustment Notice of Disagreement. Each of Seller and Purchaser agrees not to make any claim, under the Purchase Agreement or otherwise, for any additional payments pursuant to Section 6.15 of the Purchase Agreement, other than any additional payments that may from time to time be required under Section 6.15(e) thereof.

SECTION 1.03. Pension Settlement. Each of Seller and Purchaser agrees that Seller is not required to make any additional payments to Purchaser under Section 5.01(b) of the Purchase Agreement or Exhibit E of the Amendment Agreement between Seller and Purchaser dated February 29, 2004 (the “Amendment Agreement”). Each of Seller and Purchaser agrees that this Agreement shall constitute the resolution in writing of all disputes relating to Section 5.01(b) of the Purchase Agreement (other than the first sentence thereof insofar as that sentence relates to matters other than the Time Warner

UK Plan) and Exhibits C and E of the Amendment Agreement. Notwithstanding Section 5.01(b) of the Purchase Agreement, Seller agrees to retain all Seller’s Liabilities with respect to or under the Time Warner UK Pension Plan and Seller agrees to assume and be responsible for all Liabilities of Purchaser under Section 5.01(b) with respect to or under the Time Warner UK Pension Plan without any payment to or from Purchaser and/or its Affiliates (other than contributions made in respect of Relevant Employees by the UK Companies pursuant to Exhibit C of the Amendment Agreement), and all such Liabilities shall constitute Excluded Liabilities subject to indemnification under Section 9.02(a) of the Purchase Agreement; provided however, Seller shall have no obligation to reimburse or indemnify Purchaser or any Purchaser Indemnified Party for any contribution in respect of Relevant Employees made by the UK Companies pursuant to Exhibit C of the Amendment Agreement.

SECTION 1.04. Covenant Regarding Inter-Company Checks. Seller covenants and agrees that neither Seller nor any of its Subsidiaries will cash any of the inter-company checks identified in Exhibit B. Such checks shall hereinafter be deemed null and void.

ARTICLE II

Miscellaneous Provisions

SECTION 2.01. Defined Terms. All terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2.02. Amendments. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any Right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other Right, power or privilege. The Rights and remedies herein provided shall be cumulative and not exclusive of any Rights or remedies provided by Law.

SECTION 2.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 2.04. Enforcement; Expenses of Litigation. (a) Each party hereby consents to the exclusive jurisdiction of any New York state or United States Federal court sitting in the City of New York with respect to disputes arising out of this Agreement.

(b) Except as set forth in Article IX of the Purchase Agreement, there are not any intended third party beneficiaries of any provision of this Agreement.

(c) Upon final and non-appealable judgment by a court of competent jurisdiction with respect to any disputes arising out of this Agreement, the party against which judgment has been entered shall reimburse the prevailing party for all reasonable fees and expenses incurred in connection with the defense or prosecution, as the case may be, of such dispute.

SECTION 2.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 2.06. Assignment. Neither this Agreement nor any of the Rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party other than with respect to security interests arising out of the Financing. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Purchaser may assign all or a portion of its rights hereunder to one or more Affiliates, provided that no such assignment shall relieve Purchaser of any obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 2.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.08. Severability. If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

SECTION 2.09. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

SECTION 2.10. Notices. All notices, requests and other communications to any party related to this Agreement shall be sufficient if given in writing (including facsimile transmission),

if to Seller, to:

Time Warner Inc.

One Time Warner Center

New York, New York 10019-8016

Fax: (212) 484-7167

Attn: General Counsel

with copies to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Fax: (212) 474-3700

Attn: Richard Hall, Esq.

if to Purchaser, to:

WMG Acquisition Corp.

In care of Thomas H. Lee Partners, L.P.

75 State Street

Boston, Massachusetts 02109

Fax: (617) 227-3514

Attn: Scott Sperling

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attn: John Finley, Esq.

         Brian Stadler, Esq.

SECTION 2.11: Entire Agreement. This Agreement together with the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 2.12: Authorization. Each party executing this Agreement represents and warrants that it has the authority to execute same.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement, all as of the date first written above.

TIME WARNER INC.,

By	/s/ Robert Marcus
	Name:	Robert Marcus
	Title:	Senior Vice President

WMG ACQUISITION CORP.,

By	/s/ Paul Robinson
	Name:	Paul Robinson
	Title:	SVP & Deputy General Counsel

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